Exhibit 3.1

THIRD AMENDMENT TO

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

TRANSMONTAIGNE PARTNERS L.P.

 This Third Amendment (the “Third Amendment”) to the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. (the “Partnership”) is entered into this 5th day of May, 2015 by TransMontaigne GP L.L.C., a Delaware limited liability company (the "General Partner"), as the general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

A.  The General Partner, the Organizational Limited Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 27, 2005 (the “Partnership Agreement”); and

 B.  The Partnership Agreement was amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. dated as of January 23, 2006 (the “First Amendment”);

 C.  The Partnership Agreement was further amended by that certain Second Amendment to Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. dated as of April 7, 2008 (the “Second Amendment”, the Partnership Agreement, as amended by the First Amendment and the Second Amendment, the “Amended Partnership Agreement”); and

 D.  Acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Amended Partnership Agreement, the General Partner has determined that the following amendment to the Amended Partnership Agreement does not require the approval of any Limited Partner.

 NOW THEREFORE, the General Partner does hereby further amend the Amended Partnership Agreement as follows:

Section 1.  Amendment.

(a)  Section 16.8 of the Amended Partnership Agreement is hereby amended in its entirety to read as follows:

Applicable Law; Forum; Venue and Jurisdiction Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Exhibit 3.1

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction (x) of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed or, (y) if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, of any other court located in the State of Delaware with subject matter jurisdiction or of any other court to which proceedings in such lower court may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder,

Exhibit 3.1

and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 2.  Ratification of Amended Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Amended Partnership Agreement shall remain in full force and effect.

Section 3.  Governing Law. This Third Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Third Amendment as of the date first set forth above.

GENERAL PARTNER:

TRANSMONTAIGNE GP L.L.C.

By:  /s/ Frederick W. Boutin

Name: Frederick W. Boutin

Title: Chief Executive Officer